Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of BioSpecifics Technologies Corp.’s (“BioSpecifics,” “we,” “us,” and “our”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation of BioSpecifics (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of BioSpecifics, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. The terms of these securities also may be affected by the Delaware General Corporation Law.

Authorized Capital Stock

We are authorized to issue a total of 10,700,000 shares of capital stock consisting of 10,000,000 shares of common stock, par value $0.001 per share, and 700,000 shares of preferred stock, par value $0.50. Our common stock is listed on the Nasdaq Global Market under the trading symbol “BSTC.”

Common Stock

Voting

Each outstanding share of common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders, except as set forth in the Certificate of Incorporation. Holders of common stock do not have cumulative voting rights.

Dividends; Liquidation and Dissolution

Subject to the preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock or property of BioSpecifics as may be declared by our Board of Directors (the “Board”) from time to time out of the legally available assets or funds of BioSpecifics. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock are entitled to receive ratably all assets of BioSpecifics available for distribution to its stockholders after payment of any amounts due to creditors and any amounts due to the holders of our preferred stock.

Other Rights and Restrictions

Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. Our Board may authorize the issuance of preferred stock with voting, conversion, dividend, liquidation and other rights that may adversely affect the rights of the holder of our common stock.

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.7 is a part, 7,336,756 shares of common stock are issued and outstanding.

Preferred Stock

Under our Certificate of Incorporation, we are authorized to issue up to 700,000 shares of preferred stock, $0.50 par value, in one or more series with the designations and the relative voting, dividend, liquidation, conversion, redemption and other rights and preferences fixed by the Board. Of the 7,000,000 shares of preferred stock authorized, 150,000 shares have been designated Series A Convertible Redeemable Preferred Stock and 10,000 shares have been designated Series B Junior Participating Preferred Stock. The Board can issue preferred stock without any approval by our stockholders.

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.7 is a part, no shares of Series A Convertible Redeemable Preferred Stock or Series B Junior Participating Preferred Stock are issued and outstanding.

Certain Anti-Takeover Provisions of Our Certificate Incorporation and Bylaws

The following is a summary of certain provisions of our Certificate of Incorporation and Bylaws that may have the effect of delaying, deterring or preventing hostile takeovers or changes in control or management of BioSpecifics. Such provisions could deprive our stockholders of opportunities to realize a premium on their stock. At the same time, these provisions may have the effect of inducing any persons seeking to acquire or control us to negotiate terms acceptable to our Board.

Undesignated Preferred Stock

Our Certificate of Incorporation authorizes our Board to issue shares of preferred stock and set the voting powers, designations, preferences, and other rights related to that preferred stock without stockholder approval. Any such designation and issuance of shares of preferred stock could delay, defer or prevent any attempt to acquire or control us.

Staggered Board

Our Certificate of Incorporation and Bylaws provide for the division of our Board into three classes as nearly equal in size as possible with staggered three-year terms. The classification of the Board could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Vacancies on the Board of Directors

Our Certificate of Incorporation and our Bylaws provide that, subject to any rights of holders of our preferred stock, any vacancies in our Board will be filled by a majority of our directors remaining in office, and directors so elected will hold office until the next election of directors; provided, however, that vacancies resulting from removal from office by a vote of the stockholders may be filled by the stockholders at the same meeting at which such removal occurs. Notwithstanding the foregoing, if, at any time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, consistent with Section 223(c) of the Delaware General Corporation Law.

Cumulative Voting

Our Certificate of Incorporation and Bylaws do not provide for cumulative voting. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. As a result, subject to the voting rights, of which there currently are none, of any outstanding preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of our Board can elect all of the directors who are up for election in a particular year.

Action by Written Consent

Our Certificate of Incorporation provides that no action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken by written consent without a meeting, unless such action is taken upon the signing of a consent in writing by all stockholder of BioSpecifics entitled to vote thereon.

Right to Call Special Meeting

Our Bylaws provide that a special meeting may be called upon the written request of the holders of at least 75% of the issued and outstanding shares of capital stock of BioSpecifics entitled to vote at such meeting.

Advance Notification of Stockholder Nominations and Proposals

Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Poison Pill

On May 14, 2002, BioSpecifics adopted a shareholder rights plan (the “Poison Pill”) with a 15% trigger and an initial expiration date of May 31, 2012. In February 2011, the Poison Pill was amended to increase the threshold from 15% to 18%, and to extend the expiration date for an additional two years. Since then, BioSpecifics has amended the Poison Pill three times to extend the term; currently, the Poison Pill is set to expire on May 31, 2020.